Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nathan’s Famous, Inc. on Form 10-K for the year ended March 29, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (File No. 333-82760, File No. 333-101355, File No. 333-155171, File No. 333-177736 and File No. 333-184722).

/s/ GRANT THORNTON LLP

New York, New York

June 12, 2015